Exhibit 4.1

AMENDMENT NO. 3

AND CONSENT

TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 AND CONSENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“this Amendment”), dated as of October 24, 2007, to that certain Amended and Restated Loan and Security Agreement dated as of August 18, 2005 (as heretofore amended and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among the lending institutions party thereto from time to time (each a “Lender” and collectively the “Lenders”), Ahern Rentals, Inc. (the “Borrower”), each of the Borrower’s subsidiaries party thereto from time to time that become borrowers thereunder with the prior written consent of all the Lenders, Bank of America, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association, as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and each of the other Obligated Parties (as defined therein) party thereto from time to time.

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent desire to amend certain provisions of the Loan Agreement;

NOW, THEREFORE, subject to the condition precedent set forth in Section 4 hereof, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

SECTION 1.                                CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement.

SECTION 2.                                AMENDMENTS TO LOAN AGREEMENT.

2.1                                 Section 1.1 of the Loan Agreement is hereby amended by adding the following proviso to the end of the definition of “Fixed Charge Coverage Ratio”:

“; provided that for each Test Period with respect to a Trigger Event, Fixed Charges shall be determined without giving effect to clauses (d) and (e) of such definition if Suppressed Availability is in excess of $50,000,000 as of the report date of the Borrowing Base Certificate most recently delivered on or prior to (i) with respect to the Test Period described in clause (x) of the definition of Test Period, the date on which such Trigger Event occurred and (ii) with respect to each Test Period thereafter ending prior to or during the Trigger Event Compliance Period for such Trigger Event, the date of delivery of the Compliance Certificate detailing the calculation of the Fixed Charge Coverage Ratio for such Test Period”

2.2                                 Section 1.1 of the Loan Agreement is hereby further amended by deleting the definition of “Maximum Revolver Amount” and replacing it with the following:

“‘Maximum Revolver Amount’ means $300,000,000 as such amount shall be increased by the aggregate amount of Incremental Commitments, if any, and as reduced in accordance with Section 4.3(f).”

2.3                                 Section 1.1 of the Loan Agreement is hereby further amended by adding the following definition of “Suppressed Availability” in the appropriate alphabetical order:

“‘Suppressed Availability’ means, at any date of determination, the amount, if any, that (i) the sum of, without duplication, (1) up to eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus (2) up to the lesser of (A) ninety-five percent (95%) of the Net Book Value of Eligible Rental and Sale Equipment and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Rental and Sale Equipment, plus (3) up to the lesser of (A) ninety-five percent (95%) of the Net Book Value of Eligible Transportation Equipment and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Transportation Equipment, plus (4) up to the lesser of (A) sixty percent (60%) of the value (at the lower of cost, on an average cost basis, or market) of Eligible Spare Parts Inventory and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Spare Parts Inventory, minus (5) the Blocked Availability Amount minus (6) such Reserves as are established from time to time by either or both of the Agents in its or their reasonable credit judgment exceeds (ii) the Maximum Revolver Amount.”

2.4                                 Schedule 1.1(A) of the Loan Agreement is replaced with the Schedule 1.1(A) attached hereto as Annex A.

SECTION 3.                                CONSENT. The Lenders hereby consent to the payment by the Borrower of dividends to holders of Capital Stock of the Borrower in addition to Permitted Distributions permitted under Section 8.10(a) of the Loan and Security Agreement; provided, that (i) no Default or Event of Default shall exist at the time of the payment of any such dividend or immediately after giving effect to the payment thereof, (ii) such dividend is not prohibited to be paid under the terms of any other agreement to which the Borrower is a party or by which it is otherwise bound, (iii) all such dividends shall be paid on or prior to November 15, 2007 and (iv) the aggregate amount of such dividends shall not exceed $3,500,000. The Borrower hereby agrees to the terms of the foregoing consent.

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SECTION 4.                                EFFECTIVENESS. This Amendment shall become effective on such date (the “Effective Date”) that:

(1)                                  counterparts of this Amendment executed by the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall have been delivered to the Administrative Agent;

(2)                                  the Administrative Agent shall have received the fees set forth in the letter agreements dated the date hereof supplementing the Fee Letters;

(3)                                  the Agents shall have received signed opinions of counsel for the Obligated Parties, opining as to such matters in connection with the transactions contemplated by this Amendment as either of the Agents may reasonably request, each such opinion to be in form, scope, and substance satisfactory to the Agents, the Lenders, and their respective counsel; and

(4)                                  the Agents shall have received a certificate of the secretary, general partner, or comparable authorized representative of each Obligated Party certifying that (A) the copy of its Management Agreement attached to the certificate of its secretary, general partner, or comparable authorized representative delivered on the Closing Date is a true and complete copy of its Management Agreement as in effect on the date of the certificate delivered pursuant to this subsection and such Management Agreement has not been amended since the Closing Date, (B) a true and complete copy of duly approved Resolutions authorizing the execution, delivery and performance of this Amendment are attached thereto and that such Resolutions have not been modified, rescinded or amended and are in full force and effect, (C) its Organizational Certificate has not been amended since the date of the last amendment thereto shown on the certificate of good standing from the appropriate Governmental Authority of the jurisdiction of such Obligated Party’s formation, incorporation, or organization (as applicable) delivered on the Closing Date, and (D) the individuals executing this Amendment or any other document to which it is a party delivered in connection herewith or therewith are the incumbent officers and their signatures are as set forth thereto.

SECTION 5.                                COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument.

SECTION 6.                                GOVERNING LAW. THIS AMENDMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

SECTION 7.                                REFERENCES TO LOAN AGREEMENT. From and after the effectiveness of this Amendment and the amendments contemplated hereby, all references in the Loan Agreement to “this Agreement”, “hereof”, “herein”, and similar terms shall mean and refer

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to the Loan Agreement, as amended and modified by this Amendment, and all references in other documents to the Loan Agreement shall mean such agreement as amended and modified by this Amendment.

SECTION 8.                                RATIFICATION AND CONFIRMATION. The Loan Agreement is hereby ratified and confirmed and, except as herein agreed, remains in full force and effect. The Borrower represents and warrants that (i) all representations and warranties contained in the Loan Documents are correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except to the extent that such representations or warranties expressly related to a specified prior date, in which case such representations and warranties shall be correct in all material respects as of such specified prior date), (ii) there exists no Default or Event of Default and (iii) since the Closing Date, no event has occurred, and no circumstances exist, that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 9.                                SETTLEMENT OF OUTSTANDING REVOLVING LOANS. Notwithstanding Section 13.2 of the Loan Agreement, the Agents, the Lenders and the Borrower hereby agree that the Administrative Agent will effect a settlement on or about the Effective Date of all outstanding Revolving Loans among the Lenders that will reflect the adjustments to the Commitments of certain of the Lenders resulting from the replacement of Schedule 1.1(A) to the Loan Agreement (Commitments) with a new schedule as contemplated by Section 2.4 of this Amendment such that immediately after giving effect to such settlement each Lender shall have a Pro Rata Share of the outstanding Revolving Loans. Any interest, fees and other payments accrued to the date of such settlement with respect to the interests and obligations of any Revolving Loans of a Lender transferred by such Lender in accordance with such settlement shall be for the account of the transferring Lender. Any interest, fees and other payments accrued on and after the date of such settlement with respect to the interests and obligations acquired by a Lender hereunder as a result of such settlement shall be for the account of the acquiring Lender. Each Lender agrees to cooperate with the Administrative Agent in effecting such settlement (including, without limitation, promptly paying to the Administrative Agent a sum equal to the amount, if any, of Revolving Loans transferred to such Lender as a result of such settlement).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

OBLIGATED PARTIES:

AHERN RENTALS, INC.

By:	/s/ Howard Brown
Name: Howard Brown
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N. A.,
as Administrative Agent

By:	/s/ Robert Scalzitti
Name: Robert Scalzitti
Title: Vice President

COLLATERAL AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ D. B. Laughton
Name: D. B. Laughton
Title: Managing Director

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Robert Scalzitti
Name: Robert Scalzitti
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ D. B. Laughton
Name: D. B. Laughton
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Chris Monler
Name: Chris Monler
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Thanwantie Somar
Name:	Thanwantie Somar
Title: Assistant Vice President

COMERICA BANK

By:	/s/ Brian Foley
Name: Brian Foley
Title: Senior Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Jang Kim
Name: Jang Kim
Title: Vice President

CF BLACKBURN LLC

By:	GMAC COMMERCIAL FINANCE LLC, as
Servicer

By:	/s/ Christopher Gauch
Name: Christopher Gauch
Title: Vice President

BANK OF ARIZONA N.A.

By:	/s/ Ryan A. Watson
Name: Ryan A. Watson
Title: Vice President

BANK MIDWEST, N.A.

By:	/s/ V. Cramer Hass
Name: V. Cramer Hass
Title: Vice President

ANNEX A

Schedule 1.1.(A)

Commitments

Lender	Commitment

Bank of America, N.A.	$75,000,000
Wachovia Bank, National Association	$50,000,000
KeyBank National Association	$30,000,000
PNC Bank, National Association	$30,000,000
Comerica Bank	$35,000,000
The CIT Group/Business Credit, Inc.	$40,000,000
CF Blackburn LLC	$20,000,000
Bank of Arizona N.A.	$10,000,000
Bank Midwest, N.A.	$10,000,000

$300,000,000